UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 1, 2009
Date of Report (Date of earliest event reported)
TRUSTMARK CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	000-03683	64-0471500
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-5111
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 1, 2009, Trustmark Corporation (the “Company”) entered into an Underwriting Agreement (the “Agreement”) with UBS Securities LLC and J. P. Morgan Securities Inc., as representatives of the several underwriters named in Schedule A attached to the Agreement (the “Underwriters”), in connection with the public offering of 5,405,406 shares of its common stock, without par value (the “Common Stock”) at a public offering price of $18.50 per share. The Agreement grants the Underwriters an option to purchase up to an additional 810,810 shares of Common Stock from the Company to cover over-allotments, if any, until December 31, 2009.
The Underwriters exercised their over-allotment option in full on December 2, 2009.
The net proceeds to the Company of the offering described in the Agreement, taking into account the exercise of the Underwriters’ over-allotment option, and after deducting the underwriting discount and estimated offering expenses payable by the Company, will be approximately $109.3 million.
The closing of the offering is expected to occur on December 7, 2009, and is subject to closing conditions customary for an offering of its kind.
A copy of the Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description of Exhibits

1.1	Underwriting Agreement, dated December 1, 2009, among Trustmark Corporation, UBS Securities LLC and J. P. Morgan Securities Inc., as representatives of the several Underwriters listed in Schedule A thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TRUSTMARK CORPORATION

BY:	/s/ Louis E. Greer
Name: Louis E. Greer
Title: Treasurer and Principal Financial Officer

DATE:	December 4, 2009